SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 28, 2004

Hungarian Telephone and Cable Corp.

(Exact name of Registrant as specified in its charter)

Delaware	1-11484	13-3652685
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 Third Avenue, Suite 3400 Seattle, WA	98101-3034
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (206) 654-0204

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 28, 2004, the Registrant entered into a new employment agreement with William T. McGann, the Registrant’s Controller and Treasurer. Mr. McGann’s employment agreement provides for an indefinite term with a current annual aggregate compensation of 240,000 euros. The agreement also provides for an annual award of ten-year options to purchase at least 35,000 shares of the Registrant’s common stock. Mr. McGann is eligible to receive an annual performance bonus at the Registrant’s discretion consisting of either cash, stock, additional stock options or a combination thereof.

The agreement provides that if Mr. McGann’s employment is terminated by the Registrant without cause, or if Mr. McGann terminates the agreement due to a demotion or reduction in compensation other than for cause, Mr. McGann would be entitled to receive severance benefits including 18 months of compensation and 18 months of health insurance coverage. Mr. McGann would also keep the existing terms of his outstanding options The Registrant must give Mr. McGann six months notice prior to termination by the Registrant for other than cause. If such termination of employment occurs within one year following a “change in control” of the Registrant, Mr. McGann would be entitled to an additional six months compensation and an additional six months of health insurance coverage. Mr. McGann can also terminate the agreement for any reason upon three months notice and, upon such termination of employment, Mr. McGann would be entitled to receive six months compensation and six months of health insurance coverage.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUNGARIAN TELEPHONE AND CABLE CORP.

By:	/s/ Peter T. Noone
Name:	Peter T. Noone
Title:	General Counsel

Date: December 30, 2004